MUTUAL FUND SERVICES AGREEMENT


                          Sub-Transfer Agency Services


                                     between

                        DUNHILL INVESTMENT ADVISORS, LLC

                                       and

                           UNIFIED FUND SERVICES, INC.


                                  MARCH 1, 2000


Exhibit A - Fund Listing
Exhibit B - Sub-Transfer Agency Services Description
Exhibit C - Fees and Expenses

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                         MUTUAL FUND SERVICES AGREEMENT


     AGREEMENT (this "Agreement"), dated as of March 1, 2000, between Dunhill Investment Advisors, LLC, an Ohio limited liability company ("Dunhill"), and Unified Fund Services, Inc., an Indiana corporation ("Unified").

                                   WITNESSTH:

     WHEREAS, Dunhill is registered with the Securities and Exchange Commission as a transfer agent and, as such, is engaged in the business of providing transfer agent services to open-end, management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Dunhill wishes to retain Unified to assist it in the provision of certain transfer agent services to such registered investment companies (individually, a "Fund" and collectively the "Funds"), and Unified is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

     SECTION 1. APPOINTMENT. Dunhill hereby appoints Unified to provide sub-transfer agent services for the Funds for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in
Section 6 and Exhibit C to this Agreement. Dunhill shall notify Unified in writing of each Fund for which Unified is to provide services under this Agreement. Each such Fund shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund) may be modified with respect to such Fund in writing by Dunhill and Unified at the time of the addition of such Fund.

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF UNIFIED. Unified represents and warrants to Dunhill that:

     (a) Unified is a corporation duly organized and existing under the laws of the State of Indiana;

     (b) Unified is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

     (c) Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

     (d) no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) Unified's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF DUNHILL. Dunhill represents and warrants to Unified that:

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     (a)  Dunhill is a limited  liability  company duly  organized  and existing under the laws of the State of Ohio;

     (b) Dunhill is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Dunhill to authorize Dunhill to enter into and perform this Agreement;

     (c) Dunhill is a transfer agent properly registered under the Securities and Exchange Act of 1934;

     (d) no legal or administrative proceedings have been instituted or threatened against Dunhill that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) Dunhill's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Dunhill or any law or regulation applicable to Dunhill.

     SECTION 4. DELIVERY OF DOCUMENTS. Dunhill will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

     (a) Resolutions of the Board of a Fund authorizing the appointment of Dunhill to provide transfer agency services to the Fund;

     (b)  A Fund's Declaration of Trust;

     (c)  A Fund's By-Laws;

     (d) A Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

     (e) A Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and the 1940 Act, as filed with the SEC;

     (f) Copies of the Management Agreement between a Fund and its investment adviser (the "Advisory Agreement");

     (g)  Opinions of counsel and auditors reports;

     (h) A Fund's Prospectus and Statement of Additional Information and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

     (i)  Such  other  agreements  as a Fund may  enter  into  from time to time
including  securities  lending  agreements,   futures  and  commodities  account
agreements, brokerage agreements, and options agreements.

     SECTION 5. SERVICES PROVIDED BY UNIFIED.

     (a) Unified will provide the following services subject to the control, direction and supervision of Dunhill and in compliance with the objectives, policies and

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limitations set forth in a Fund's Registration  Statement,  Declaration of Trust
and By-Laws; applicable laws and regulations; and all resolutions and policies communicated to Unified by Dunhill:

     (i)  TRANSFER AGENCY, as described on Exhibit B to this Agreement.

     (ii) DIVIDEND DISBURSING. Unified will serve as a Fund's dividend disbursing agent. Unified will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. Dunhill will advise Unified in advance of the declaration of any dividend or distribution and the record and payable date thereof. Unified will, on or before the payment date of any such dividend or distribution, notify a Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, Dunhill will instruct the Custodian to make available to Unified sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account and/or certificates delivered where requested. A shareholder not receiving certificates will receive a confirmation from Unified indicating the number of shares credited to his/her account.

     (b)  Unified will also:

     (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

     (ii) provide or otherwise obtain personnel sufficient, in Unified's sole discretion, for provision of the services contemplated herein;

     (iii)furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

     (iv) keep records relating to the services provided hereunder in such form and manner as set forth on Exhibit B and as Unified may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Fund to which the records pertain, and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules. Unified further agrees to surrender promptly to Dunhill upon its request and cease to retain in its records and files those records and documents created and maintained by Unified pursuant to this Agreement;

     (v) notify Dunhill in writing of a change in transfer agent software providers ten (10) days prior to a notice of termination.

     SECTION 6. FEES; EXPENSES; EXPENSE REIMBURSEMENT.

     (a) As compensation for the services rendered pursuant to this Agreement, Dunhill shall pay Unified monthly fees determined as set forth on Exhibit C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement and before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable upon the date of termination of this Agreement.

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     (b)  For the  purpose of  determining  fees  calculated  as a function of a
Fund's net assets, the value of the Fund's net assets shall be computed as required by the Prospectus, generally accepted accounting principles, and resolutions of the Board of the Fund.

     (c) Unified will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. Dunhill agrees to promptly reimburse Unified for any equipment and supplies specially ordered for a Fund through Unified and for any other expenses not contemplated by this Agreement that Unified may incur on a Fund's behalf at Dunhill's request or as consented to by Dunhill. Such other expenses to be incurred in the operation of Funds and to be borne by the Funds, include, but are not limited to: taxes; interest; brokerage fees and commissions;
salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified, or a Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of a Fund; expenses of printing and production cost of shareholders' reports and proxy statements and materials; costs and expense of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; and any extraordinary expenses and other customary Fund expenses.

     (d) Dunhill may request additional services, additional processing, or special reports. Such requests may be provided by Unified at additional charges. In this event, Dunhill shall submit such requests in writing together with such specifications as may be reasonably required by Unified, and Unified shall respond to such requests in the form of a price quotation. Dunhill's written acceptance of the quotation must be received prior to implementation of such request. Additional services will be charged at Unified's standard rates.

     (e) All fees, out-of-pocket expenses, or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

     Unified will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as publicly announced by Firstar Bank, N.A., from time to time) plus 2.00% per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by Dunhill to Unified.

     In the event that Dunhill is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by Dunhill), this Agreement may be terminated upon thirty (30) days' written notice to Dunhill by Unified. Dunhill must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     SECTION 7. PROPRIETARY AND CONFIDENTIAL INFORMATION. Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Funds, all records and other information relative to the Funds' prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified's responsibilities and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to Dunhill and obtaining approval in writing from Dunhill, which approval shall not be unreasonably withheld and may not be withheld where Unified or its agents may be

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exposed to civil or criminal  contempt  proceedings for failure to comply,  when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Unified with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by Dunhill.

     SECTION 8. DUTIES, RESPONSIBILITIES AND LIMITATIONS OF LIABILITY.

     (a) In the performance of its duties hereunder, Unified shall be obligated to exercise due care and diligence, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, notices or other communications from Dunhill and its agents and other service providers which Unified reasonably believes to be genuine, valid and authorized. Unified shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by Dunhill, as necessary or appropriate.

     (b) Unified shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by Dunhill, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement. Unified shall indemnify and hold Dunhill harmless from and against any and all losses, damages, costs, reasonable attorney's fees and expenses, payments, expenses and liabilities arising our of or attributable to willful misfeasance, bad faith or negligence of Unified or from reckless disregard by Unified of its obligations and duties under this Agreement

     (c) Except for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement, Unified shall not be responsible for, and Dunhill shall indemnify and hold Unified harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

     (i) all actions of Unified or its officers or agents required to be taken pursuant to this Agreement;

     (ii) the reliance on or use by Unified or its officers or agents of information, records, or documents which are received by Unified or its officers or agents and furnished to it or them by or on behalf of Dunhill, and which have been prepared or maintained by Dunhill or any third party on behalf of Dunhill;

     (iii)Dunhill's refusal or failure to comply with the terms of this Agreement or Dunhill's lack of good faith, or its actions, or lack thereof involving negligence or willful misfeasance;

     (iv) the breach of any representation or warranty of Dunhill hereunder;

     (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by

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Unified on telephone or other  electronic  instructions  of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

     (vi) the reliance on or the carrying out by Unified or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of Dunhill or recognition by Unified of any share certificates which are reasonably believed to bear the proper signatures of the officers of a Fund and the proper countersignature of any transfer agent or registrar of such Fund;

     (vii) any delays, inaccuracies, errors in or omissions from data provided to Unified by data and pricing services;

     (viii) the offer or sale of shares by a Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by Dunhill or a Fund's other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of Dunhill prior to the effective date of this Agreement; and

     (ix) the compliance by a Fund, its investment adviser,  and its distributor
with  applicable  securities,   tax,  commodities  and  other  laws,  rules  and
regulations.

     SECTION 9. TERMS. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated with respect to one or more Funds by either party on at least ninety (90) days' prior written notice. Upon termination of this Agreement, Dunhill shall pay to Unified such compensation and any reimbursable expenses as may be due with respect to the terminating Fund(s) under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is sooner.

     Should Dunhill exercise its right to terminate this Agreement with respect to one or more Funds, Dunhill agrees to pay a termination/conversion fee, simultaneous with the transfer of all Fund records to the successor mutual fund service provider(s), in an amount equal to the total compensation under this Agreement with respect to the terminating Fund(s) for the 30 day period immediately preceding the termination notice date. In addition, Dunhill agrees to pay for all out-of-pocket expenses incurred by Unified in the conversion.

     Such compensation to Unified shall be for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the successor mutual fund service provider as directed by Dunhill. Notwithstanding the foregoing, any amount owed by Dunhill to Unified prior to the termination/conversion shall still be due and payable under the terms of this Agreement. No such compensation shall be due to Unified if Unified terminates this Agreement for reasons other than a default by Dunhill or if Ultmus provides notice to terminate this Agreement within sixty (60) days after Unified has notified Dunhill of a change in its transfer agent software provider.

     Upon the termination of this Agreement for any reason, Unified agrees to provide Dunhill with complete and accurate transfer agency records and to assist Dunhill in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, Unified agrees upon termination of this Agreement:

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     (a)  to deliver to the successor mutual fund service provider(s),  computer tapes containing a Fund's accounts and records together with such record layouts and additional information as may be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

     (b) to cooperate with the successor mutual fund service provider(s) in the interpretation of a Fund's account and records;

     (c) to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

     (d) to act in good faith, to make the conversion as smooth as possible for the successor mutual fund service provider(s) and Dunhill.

     SECTION 10. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

     (a)  If to Dunhill, to:

                         Dunhill Investment Advisors, LLC
                         4555 Lake Forest Drive
                         650 Westlake Center
                         Cincinnati, Ohio  45242
                         Attention:  President

     (b)  If to Unified, to:

                         Unified Fund Services, Inc.
                         431 North Pennsylvania Street
                         Indianapolis, Indiana 46204
                         Attention:  President

     Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     SECTION 11. ASSIGNABILITY. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

     SECTION 12. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     SECTION 13. FORCE MAJEURE. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitations, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give Dunhill the right to terminate this Agreement.

     SECTION 14. USE OF NAME. Dunhill and Unified agree not to use the other's name nor the names of

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such  other's  affiliates,  designees,  or assignees  in any  prospectus,  sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

     SECTION 15. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought

     SECTION 16. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     SECTION 17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Indiana.

     SECTION 18. EXECUTION. This Agreement may be executed by one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.


     DUNHILL INVESTMENT TRUST

     By /s/ Jasen M. Snelling                       Date March 1, 2000
        -------------------------------------------      --------------

     Print Name: Jasen M. Snelling
                 ----------------------------------

     Title President
           ----------------------------------------

     Attest /s/ John F. Splain
            ---------------------------------------


     UNIFIED FUND SERVICES, INC.

     By /s/ David A. Bogaert                        Date March 1, 2000
        -------------------------------------------      --------------

     Print Name: David A. Bogaert
                 ----------------------------------

     Title President
           ----------------------------------------

     By /s/ Linda Lawson                            Date March 1, 2000
        -------------------------------------------      --------------

     Print Name: Linda Lawson
                 ----------------------------------

     Title Sr. Vice President, C.O.O.
           ----------------------------------------

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

                                    EXHIBIT A
                                       to
                         Mutual Fund Services Agreement

                                  List of Funds
                                  -------------

Regional Opportunity Fund, B Shares
Regional Opportunity Fund, C Shares

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

                                    EXHIBIT B
                                       to
                         Mutual Fund Services Agreement

                   Description of Sub-Transfer Agency Services
                   -------------------------------------------

     The following is a general description of the sub-transfer agency services Unified shall provide to Dunhill.

A. SHAREHOLDER RECORDKEEPING. Maintain records showing for each Fund shareholder the following: (i) name, address and tax identifying number;
     (ii) number of shares of each Fund; (iii) historical information including, but not limited to, dividends paid and date and price of all transactions including individual purchases and redemptions; and (iv) any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

B. SHAREHOLDER ISSUANCE. Record the issuance of shares of each Fund. Except as specifically agreed in writing between Unified and Dunhill, Unified shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

C. PURCHASE ORDERS. Process all orders for the purchase of shares of the Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares of the Fund from an investor, Unified will (i) stamp the envelope with the date of receipt,
     (ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. Unified shall then credit the share account of the investor with the number of Fund shares to be purchased made on the date such payment is received by Unified, as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which Dunhill may give to Unified with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

D. REDEMPTION ORDERS. Receive and stamp with the date of receipt all requests for redemptions or repurchase of shares held in certificate or non-certificate form, and process redemptions and repurchase requests as follows: (i) if such certificate or redemption request complies with the applicable standards approved by Dunhill, Unified shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by Unified on such day; (ii) on or prior to the seventh calendar day succeeding any such requests received by Unified, Unified shall notify the Custodian, subject to instructions from Dunhill, to transfer monies to such account as designated by Unified for such payment to the redeeming shareholder of the applicable redemption or repurchase price; (iii) if any such certificate or request for redemption or repurchase does not comply with applicable standards, Unified shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption at the Fund's price next determined after receipt of documents complying with said standards, or, at such other time as Dunhill shall so direct.

E. TELEPHONE ORDERS. Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures as mutually agreed to by Unified and Dunhill. Unified shall be permitted to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized.

Unified Fund Services, Inc.     6/5/01     Dunhill Investment Advisors, LLC - 12

F. TRANSFER OF SHARES. Upon receipt by Unified of documentation in proper form to effect a transfer of shares, including in the case of shares for which certificates have been issued the share certificates in proper form for transfer, Unified will register such transfer on the Fund's shareholder records maintained by Unified pursuant to instructions received from the transferor, cancel the certificates representing such shares, if any, and if so requested, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole number of shares.

G.   SHAREHOLDER   COMMUNICATIONS   AND   MEETINGS.   Address   and   mail   all
     communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be mailed. Prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive the tabulated proxy cards, render periodic reports to the Fund on the progress of such tabulation, and provide the Fund with inspectors of election at any meeting of shareholders.

H. SHARE CERTIFICATES. If the Fund issues certificates, and if a shareholder of the Fund requests a certificate representing his shares, Unified as Transfer Agent, will countersign and mail by first class mail with receipt confirmed, a share certificate to the investor at his/her address as it appears on the Fund's transfer books. Unified shall supply, at the expense of the Fund, a supply of blank share certificates. The certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's seal or facsimile; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates, Unified may, until otherwise directed by Dunhill, continue to countersign certificates which bear the manual or facsimile signature of such officer.

I. RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, Unified will take such steps, including redepositing the check for collection or returning the check to the investor, as Unified may, at its discretion, deem appropriate and notify the Fund of such action, or as Dunhill may instruct.

J. SHAREHOLDER CORRESPONDENCE. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

Unified Fund Services, Inc.     6/5/01     Dunhill Investment Advisors, LLC - 13

                                    EXHIBIT C
                                       to
                         MUTUAL FUND SERVICES AGREEMENT

                         SUB-TRANSFER AGENT FEE SCHEDULE

The prices contained herein are effective for twenty-four months from the execution date of the Transfer Agency contract between Dunhill and a Fund.

I CONVERSION FEE: The Fund will be charged time and materials to convert unto Unified's transfer agency system.

II   STANDARD BASE FEE FOR STANDARD BASE SERVICES

     The Base Fee (1) is $18.00 for money market funds and $15.60 for equity/bond funds per active Shareholder Account per year with a minimum fee of $12,000(2) per initial portfolio and/or share classes per year plus $9,000 (2) per year for each additional portfolio/share class. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent's computerized files with a non-zero Share balance. There is a $.50 per account charge for any account with a zero share balance for the current month, as determined on the last day of each month. The base fee will be billed on a monthly basis.

          (1) The Base Fee does not include: forms design and printing, statement production, envelope design and printing, postage and handling, shipping, statement microfiche copies and 800 number access to Unified's shareholder services group.

          (2) Discount based on total assets per Fund and/or share class:

          $0 - 2 Million     50%
          $2 - 5 Million     25%
          $5 Plus Million     0%

     Unified will provide lost account search services in connection of SEC Rules 17Ad-17 and 17a-24 at a cost of $2.50 per account searched. These "Electronic Data Search Services" will be performed on a semi-annual basis. This service will apply to only Active Shareholder Accounts maintained on the transfer agency system coded as RPO accounts.

     In addition to the above fees, there will be a $250.00 minimum per day fee/rerun charge when the nightly processing has be repeated due to incorrect NAV or dividend information received from Dunhill or any Fund's Fund Accountants.

III  STANDARD SERVICES PROVIDED

     -Open new accounts
     -Maintain Shareholder accounts
          INCLUDING:
          -Maintain certificate records
          -Change addresses
          -Prepare daily reports on number of Shares, accounts
          -Prepare Shareholder federal tax information
          -Withhold taxes on U.S. resident and non-resident alien accounts -Reply to Shareholder calls and correspondence other than that for
           Fund information and related inquiries

     -Process purchase of Shares
     -Issue/Cancel  certificates  (Excessive  use may be subject  to  additional charges)
     -Process partial and complete redemptions
     -Process regular and legal transfer of accounts
     -Mail semi-annual and annual reports
     -Process dividends and distributions
     -Prepare Shareholder meeting lists

Unified Fund Services, Inc.     6/5/01     Dunhill Investment Advisors, LLC - 14

     -Process one proxy per year per fund. Tabulation is limited to three. -Receive and tabulate proxies
     -Confirm all  transactions  as provided by the terms of each  Shareholder's account
     -Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell. (Blue Sky Reports)
     -Determine/Identify lost Shareholder accounts

IV  STANDARD REPORTS AVAILABLE

     -12b-1 Disbursement Report                -Holdings by Account Type
     -12b-1 Disbursement Summary               -Posting Details
     -Dealer Commission Report                 -Posting  Summary
     -Dealer Commission Summary Report         -Settlement Summary -Tax Register
     -Exchange Activity Report                 -Transactions Journal
     -Fees Paid Summary Report
     -Fund Accrual Details

V  NSCC INTERFACES
     -Fund/Serv and/or Networking set-up (per Fund family)       $1,000
     -Fund/Serv processing (per Fund family)                     $100 per month
     -Networking processing (per Fund family                     $100 per month
     -Fund/Serv transactions (at cost - current NSCC charges)    $0.35 per trade
     -Direct Networking expenses (at cost - current NSCC charges)
                 Per item                                        $0.025 Monthly dividend fund
                 Per item                                        $0.015 Non-monthly dividend fund

VI  ADDITIONAL FEES FOR SERVICES OUTSIDE THE STANDARD BASE
----------------------------------------------------------
-Interactive Voice Response System Set-up                        Pass through
-Archiving of old records/storage of aged records                Pass through
-Commission processing                                           $500.00 per month
-Shareholder certificate processing                              $500.00 per month
-Off-line Shareholder research                                   $25/hour (Billed to customer account)
-Check copies                                                    $3/each (Billed to customer account)
-Statement copies                                                $5/each (Billed to customer account)
-Mutual Fund fulfillment/prospect file maintenance               $1.00/item
-Shareholder communications charges (Faxes)                      Pass through
-Leased line/equipment on TA's computer system                   Pass through
-Dial-up access to TA's computer system                          Pass through
-Labels                                                          $.05 ea/$100 minimum
-Electronic filings of approved forms                            $75/transmission
-AD-HOC REPORTWRITER Report Generation                           $50.00 per report
-Bank Reconciliation Service                                     $50.00 monthly maintenance fee per bank account
                                                                 $1.50 per bank item
-Systems Programming Labor Charges:
     Programmers or Consultants                                  $125.00/hour
     Officers                                                    $150.00/hour
-Additional Proxy Processing:
     Each processing                                             $225.00 fixed charge per processing
     Preparation and Tabulation                                  $0.15/proxy issued
       (includes 3 tabulations, sixteen propositions)
     Each Extra Tabulation                                       $25.00 fixed charge per processing
                                                                 $0.02 per proxy tabulated

Unified Fund Services, Inc.     6/5/01     Dunhill Investment Advisors, LLC - 15